Exhibit 8.1
[Form of Tax Opinion]
[Davis Graham & Stubbs LLP letterhead]
[Date]
Delta Petroleum Corporation
370 17th Street, Suite 4300
Denver, Colorado 80202
Ladies and Gentlemen:
     Our opinion has been requested regarding certain federal income tax consequences of (i) the merger (the “Merger”) of Castle Energy Corporation, a Delaware corporation (“Castle”), with and into DPCA LLC, a Delaware limited liability company (“DPCA”) and wholly owned subsidiary of Delta Petroleum Corporation, a Colorado corporation (“Delta Colorado”), and (ii) the reincorporation by merger effective January 31, 2006 of Delta Colorado with and into Delta Petroleum Corporation, a Delaware corporation (“Delta Delaware”) (the “Reincorporation Merger”), all pursuant to that Agreement and Plan of Merger, dated as of November 8, 2005, by and between Delta Colorado, Delta Delaware, DPCA and Castle (the “Agreement”). Unless otherwise indicated, capitalized terms used but not defined in this letter shall have the meaning given to them in the Agreement.
     For purposes of our opinion, we have examined and relied upon copies of the following documents, including all schedules and exhibits attached thereto:
     (i) the Agreement;
     (ii) the Registration Statement on Form S-4 containing the Joint Proxy Statement/Prospectus prepared by Castle and Delta Colorado in connection with the Merger and the Reincorporation Merger filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”);
     (iii) the Proxy Statement on Schedule 14A prepared by Delta Colorado in connection with the Reincorporation Merger filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934; and

     (iv) representation letters of Castle and Delta Delaware provided to us in connection with preparing this opinion (the “Representation Letters”).
     We have not independently verified the factual matters relating to the Merger or the Reincorporation Merger in connection with or apart from our preparation of this opinion and, accordingly, our opinion does not take into account any matters not set forth in this letter that might have been disclosed by independent verification.
     Provided that the Merger is and Reincorporation Merger was consummated in accordance with the terms and conditions set forth in the Agreement, and based on the facts and representations set forth in the Representation Letters and in this letter, and subject to the qualifications and other matters set forth in this letter, it is our opinion that for federal income tax purposes the Merger will and the Reincorporation Merger does qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, although the discussion set forth in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger” does not purport to discuss all possible United States federal income tax consequences applicable to the Castle stockholders as a result of the Merger, such discussion constitutes our opinion concerning the material federal income tax consequences applicable to the Castle stockholders as a result of the Merger.
     Our opinion is limited to the foregoing federal income tax consequences of the Merger and the Reincorporation Merger, which are the only matters as to which our opinion has been requested. We do not address any other federal income tax consequences of the Merger or the Reincorporation Merger, or any transactions undertaken incident to the Merger or the Reincorporation Merger. Additionally, we have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.
     Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time of the Merger, as set forth or referred to in the Registration Statement and in the Representation Letters. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion also is based upon existing provisions of United States federal income tax law, including the Code, Treasury Regulations promulgated thereunder, published revenue rulings and procedures of the Internal Revenue Service, judicial decisions and other matters as we have considered relevant, all as in effect on the date hereof. Any such authorities could change at any time (possibly retroactively), and any such changes could alter the statements and opinion expressed herein. In rendering this opinion, we undertake no responsibility to advise of any new developments in the application or interpretation of the federal income tax laws.
     This letter is intended for the sole benefit of each of DPCA and Delta and may not be relied upon by any other party without prior written consent. We expressly consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to this opinion in the Registration Statement.
Sincerely,
Davis Graham & Stubbs LLP